Number: 1

Name of the Offeror: Advanced Semiconductor Engineering, Inc.

Name of the company being acquired: Siliconware Precision Industries Co., Ltd.

Code of the company being acquired: 2325

Subject: Announcement of the Offeror in relation to Expiration of the Tender Offers for Siliconware Precision Industries Co., Ltd.’s Common Shares

Date of the occurrence of the affair: September 22, 2015

Year of the beginning of acquisition: 2015

Contents:

1.	Expiration date of the tender offer: September 22, 2015

2.	Name of Offeror: Advanced Semiconductor Engineering, Inc.

3.	Location of Offeror: 26 Chin Third Road, 811, Nantze Export Processing Zone, Kaoshiung 811, Taiwan, ROC.

4.	Name of the public company whose securities are being acquired: Siliconware Precision Industries Co., Ltd. (“SPIL”)

5.	The type of shares being acquired: common shares of SPIL (including number of common shares represented by American Depositary Shares of SPIL)

6.	ROC Offer period: August 24, 2015 to September 22, 2015

7.	If the tender offer is conditioned upon a minimum number of shares to be tendered to the Offeror, the description of whether such condition has been satisfied:

Condition satisfied: as of 10:00 a.m. Taiwan time on September 18, 2015, the aggregate number of common shares (including number of common shares represented by American Depositary Shares of SPIL) tendered in the ROC Offer was 156,546,720 shares, which exceeded the minimum number 155,818,056 common shares (approximately 5% of the total issued and outstanding shares of SPIL). The minimum condition for ASE’s tender offers had been satisfied.

8.	The number of the securities tendered in ASE’s tender offers amounted to 1,147,898,165 common shares (including number of common shares represented by American Depositary Shares of SPIL). The actual number which will be accepted for payment will be 779,000,000 common shares (including number of common shares represented by American Depositary Shares of SPIL). As a result, the number of Common Shares and ADSs that will be accepted for payment will be subject to proration as described in the tender offer documents for the ROC Offer and the U.S. Offer.

9.	The time, manner and place for payment of the purchase consideration of the ROC Offer:

(1) Time:

The Offeror will complete the settlement and payment for this tender offer within 5 business days (inclusive) calculated from the second day of the expiration date (September 22, 2015), which will be on or before September 30, 2015 (inclusive).

(2) Manner of payment of cash consideration:

Following receipt of the consideration for this ROC Offer from the Purchaser, the Tender Offer Agent, KGI Securities Co. Ltd., shall remit the consideration to the Offeree’s bank account with the Taiwan Depository & Clearing Corporation (“TDCC”) or the bank account provided by the Offeree. If there are errors with the bank account or other reasons which result in the failure of the remittance, the Tender Offer Agent shall pay the consideration for this ROC Offer by check (endorsement prohibited) and mail the check through registered mail to the Offeree’s communication address registered with the TDCC.

The aforementioned cash calculation method is: actual number of shares accepted multiplied by a cash consideration of NT$45 per share and minus the securities transaction tax (to be borne by the Offeree, which is 0.3% ), income tax of securities transaction (if any), handling charge for the TDCC (NT$20), handling charge for securities brokers (NT$20), bank remittance fees (NT$10) or postage for registered mail (NT$25), and other necessary relevant fees and taxes as applicable, calculated in New Taiwan dollars and rounded down to the nearest whole New Taiwan dollar.

If the consideration paid to a shareholder from his or her shares tendered in the ROC Offer is insufficient to pay the securities transaction tax, bank remittance fees or postage and other related expenses, the shareholder participating in the ROC Offer will not receive any consideration for his or her tendered shares in the ROC Offer.

(3) Location:

The Tender Offer Agent, KGI Securities Co. Ltd., shall remit the consideration for this ROC Offer to the Offeree’s central depository account by book-entry or mail such consideration to the Offeree’s address registered with the TDCC.

10.	The delivery time, manner, and place for the transacted securities of the ROC Offer:

(1) Time:

On or before September 30, 2015 (inclusive).

(2) Manner:

If the shares tendered have been remitted to the tender offer account of KGI Securities Co. Ltd., the shares shall be transferred from the KGI Securities Co. Ltd. Tender Offer account (account no.: (9203)059600-8) to the Purchaser’s central depository account by book-entry.

(3) Location:

KGI Securities Co. Ltd., No. 700, Mingshui Rd., Taipei, Taiwan, ROC

11.	Other issues to be explained: N/A